Exhibit 99.1

CONTACT:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726

BPO MANAGEMENT SERVICES PROPOSES TO ACQUIRE PRIVATELY-HELD DATA CENTER OUTSOURCING SERVICES COMPANY FOCUSED ON MIDDLE-MARKET SPACE

Proposed Acquisition Represents its Third Acquisition; Company Completed Acquisitions of DocuCom and HRMS in June

Anaheim, Calif., October 4, 2007 - BPO Management Services, Inc., (OTCBB:BPOM) “BPOMS”, a full-service business process outsourcing company focused on serving middle-market enterprises, today announced that it proposes to acquire an unnamed privately-held data center outsourcing services company, pending the successful completion of its associated capital raise and satisfactory completion of definitive agreements with the parties. The closing date of the proposed acquisition is anticipated to occur within 30 days.

The target acquisition company, based in the northeastern U.S., is a full service data center outsourcing provider with customers located throughout the country representing a wide range of industries. This growing and profitable company has been recognized by industry analysts as a quality provider of data center outsourcing services for middle-market enterprises.  Core services include enterprise-scale mainframe/server hosting, wide-area network management and dedicated business recovery solutions provided under long-term, recurring revenue based contracts. Services are delivered from its Class A, SAS70 Type II audited data center facility encompassing important support and high-availability features such as redundant feeds to utility power and telecom grids, virtually unlimited fiber-based telecom bandwidth, stand-alone back-up power generation and state of the art security and environmental controls. The facility and 24*7 data center operation are fully compliant with supporting its customers’ Sarbanes-Oxley and HIPAA requirements.

BPOMS intends to consolidate the operations of its existing Information Technology Outsourcing (ITO) business unit with the operations of the proposed acquisition to create additional capability for both new and existing customers and generate additional economic efficiencies. Additionally, the SAS70 Type II data center facility will allow BPOMS to expand its IT outsourcing footprint with existing customers as well as enable it to target new and larger enterprises, yielding important future growth opportunities with significantly larger contract values.

In an effort to raise the necessary funds required to complete the proposed acquisition,  BPOMS recently offered the holders of its existing Series J Warrants a short-term discounted warrant exercise price.  In the event of exercise during this reduced exercise price period, the holder will also be entitled to discounted warrant exercise prices for its Series C and D Warrants. The Company expects to raise approximately $7 million in acquisition financing through the exercise of certain of these warrants. To date, the Company has received approximately $5.6 million from the exercise of these warrants and anticipates receipt of the additional funds shortly. Details of the Company’s amendments effectuating these warrant exercise price discounts are included in its Form 8-K filed today with the Securities and Exchange Commission.

BPOMS Chief Executive Officer Patrick Dolan stated, "I am extremely excited to announce the proposed third acquisition- each expanding both our solutions platform and our footprint in mid-sized enterprises throughout North America.  We are tracking to our expectations to grow the company into the market leader position as the premier BPO service provider to the underserved middle market and this is certainly an important milestone towards achieving our stated business objectives. We expect to be announcing more exciting news related to this acquisition in the very near future, as well as recent customer wins that will showcase our market success to date.”

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a business process outsourcing (BPO) provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical or factual information, the matters discussed in this press release, including without limitation the completion of the proposed acquisition, obtaining additional financing for this acquisition, future business prospects and the ability of the Company’s common stock to trade or be quoted on various markets are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, fulfillment of conditions to conclude the proposed acquisition, including without limitation, the availability of financing; changes in market and business conditions and the conditions of the parties to the proposed transactions; and other risks and factors detailed from time to time in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

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